UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2015

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2015, Cryoport, Inc. (the “Registrant”) entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Investors”) for aggregate gross proceeds of $429,604 (approximately $373,800 after estimated cash offering expenses) pursuant to certain Subscription Agreements between the Registrant and the Investors (collectively, the “Subscription Agreements”). The Registrant intends to use the net proceeds for working capital purposes.

Pursuant to the Subscription Agreements, the Registrant issued shares of Class B Preferred Stock and warrants to purchase common stock of the Registrant (“Common Stock”). The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class B Preferred Stock of the Registrant (“Preferred Stock”) and (ii) one warrant to purchase eight (8) shares of Common Stock at an exercise price of $0.50 per share, which shall be immediately exercisable and may be exercised at any time on or before May 31, 2020. A total of 35,800 Units were issued in exchange for gross proceeds of $429,604 or $12.00 per Unit.

Emergent Financial Group, Inc. served as the Registrant’s placement agent in this transaction and received, with respect to gross proceeds received from the Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Investors, plus reimbursement of legal expenses of up to $5,000. Emergent Financial Group, Inc. will also be issued a warrant to purchase three shares of Common Stock at an exercise price of $0.50 per share for each Unit issued in this transaction.

Through May 18, 2015, aggregate gross cash proceeds of $6.1 million (approximately $5.3 million after offering costs) were collected in exchange for the issuance of 509,346 shares of our Class B Preferred Stock, and warrants, exercisable for five years, to purchase 4,074,768 shares of our Common Stock at an exercise price of $0.50 per share. The offering of the Units to new Class B Investors concluded on May 18, 2015.

The foregoing descriptions relating to shares of Common Stock have not been adjusted for the 1-for-12 reverse stock split effected today and discussed in Item 8.01 below. The foregoing summary of the terms and conditions of the Subscription Agreements and the warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents, which are filed as Exhibits 10.1 and 4.1 to the Registrant’s Form 8-K filed on February 20, 2015.

Item 2.02 Results of Operations and Financial Condition.

On May 19, 2015, the Registrant issued a press release announcing its financial results for the fiscal year ended March 31, 2015. A copy of the press release is attached as Exhibit 99.1.

The information, including the exhibit attached hereto, in this Item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

Item 3.02 Recent Sale of Unregistered Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

The sale and issuance of the Units was completed in accordance with the exemption provided by Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act, in that such sale and issuance was made without any public offering to “accredited investors,” as that term is defined under Rule 501 of Regulation D of the Securities Act.

Item 8.01 Other Events.

On May 19, 2015, the Registrant effected a 1-for-12 reverse stock split of the Registrant’s Common Stock, which became effective as of the opening of trading of the Registrant’s Common Stock on the OTC Bulletin Board on Tuesday, May 19, 2015.

As a result of the reverse stock split, every twelve shares of the Registrant's issued and outstanding Common Stock will be combined into one share of Common Stock. As a result of the reverse stock split, the number of authorized shares of the Registrant's Common Stock will be reduced from 250,000,000 to 20,833,333.

No fractional shares will be issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split were rounded up to the next whole share.

Following the reverse stock split, the Registrant expects to have 5,025,577 shares of Common Stock outstanding. The reverse stock split will affect all shares of the Registrant's Common Stock, including Common Stock underlying stock options and warrants that are outstanding immediately prior to the effective time of the reverse stock split.

The press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.  The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit
Number	Description

99.1	Press Release of Cryoport, Inc., dated May 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: May 19, 2015	By:	/s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Cryoport, Inc., dated May 19, 2015